UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2023

micromobility.com Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39136	84-3015108
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Broome Street, New York, NY 10013
(Address of Principal Executive Offices, and Zip Code)
(917) 675-7157
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value	MCOM	The Nasdaq Stock Market LLC
Redeemable warrants, each warrant exercisable for one share of Class A Common Stock	MCOMW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 6, 2023, micromobility.com Inc. (the “Company”) received an additional written notice of determination of delisting (the “Notice”) from the Listing Qualifications Department of the Nasdaq Stock Market, LLC (“Nasdaq ”) notifying the Company that, based on the composition of its board of directors, the Company did not comply with the audit committee requirement for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5605(c)(2) (the “Rule”). The Rule requires a listed company to maintain an audit committee of the board of directors that is comprised of at least three independent directors, as defined in Nasdaq Listing Rule 5605(a)(2) (together with the Rule, the "Board Independence Rule").

The Notice states that the Company’s failure to satisfy the Board Independence Rule serves as an additional basis for delisting the Company’s listed securities and notifies the Company that the Nasdaq hearings panel (the “Panel”) will consider this deficiency in rendering a determination regarding the Company’s continued listing of its Common Stock on The Nasdaq Capital Market. In this regard, Nasdaq has requested- and the Company intends to present-its views with respect to this additional deficiency to the Panel in writing prior to November 13, 2023.

The Notice has no immediate effect on the listing of the Common Stock on the Nasdaq Capital Market. The Company is monitoring the composition of its board of directors and considering candidates to achieve compliance.

The Notice does not signify imminent delisting and has no immediate effect on the listing or trading of the Company’s securities on The Nasdaq Capital Market, however the Company believes that if its Common Stock were to be delisted from the Nasdaq Capital Market, its warrants that are listed on the Nasdaq Capital Market under the symbol MCOMW would be concurrently delisted from the Nasdaq Capital Market.

Item 8.01	Other Events.

On November 9, 2023, the Company received a determination from the Panel granting the Company’s request for the continued listing of its common stock on Nasdaq, subject to the Company evidencing compliance with all applicable criteria for initial listing on The Nasdaq Capital Market, and certain other interim conditions. The Company is diligently working to timely evidence compliance with the terms of the Panel’s decision, which will include seeking shareholder approval for the implementation of a reverse stock split and satisfaction of Nasdaq continued listing rules including the bid price, and market value of listed securities rules by December 29, 2023. Additionally, the company is working to satisfy audit committee rule by December 1, 2023, pursuant to the Panel’s decision. There can be no assurances, however, that the Company will be able to satisfy the foregoing criteria for continued listing. Further, the Panel also advised it reserves the right to reconsider the terms of the foregoing based on any event, condition or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of the Company’s securities on the Nasdaq Capital Market inadvisable or unwarranted.

As previously disclosed, on August 4, 2023, the Company was notified by the Staff of Nasdaq’s Listing Qualifications Department (the “Staff”) that the Staff had determined to delist the Company’s securities from Nasdaq unless the Company timely requested a hearing before the Panel which the Company did. The Staff’s determination was based upon the Company evidencing: a closing bid price of less than $1.00 per share, a market value of listed securities of less than $15 million and audit committee composition of less than three independent directors, in contravention of Nasdaq Listing Rules 5550(a)(2) and (b)(2), and 5605(c)(2) respectively. The Panel’s November 9, 2023 decision as outlined above is the result of such hearing.

On November 9, 2023,micrmobility.com Inc. announced via press release, the results of the determination of the Panel titled “Micromobility.com Inc. Granted Extension for Continued Listing on Nasdaq”. A copy of the press release is attached hereto.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated November 9, 2023
104	Cover page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 9, 2023

micromobility.com Inc.

By:	/s/ Salvatore Palella
Name: Title:	Salvatore Palella Chief Executive Officer